                                                                   EXHIBIT 99.1

[Reliant Resources, Inc. Logo]



FOR FURTHER INFORMATION:   Sandy Fruhman - Media (713) 497-3123
                           Dennis Barber - Investors (713) 497-3042

FOR IMMEDIATE RELEASE:     April 13, 2003

                   RELIANT RESOURCES ANNOUNCES RESIGNATION OF
                      STEVE LETBETTER AS CHAIRMAN AND CEO;
           BOARD NAMES JOEL V. STAFF CHAIRMAN AND CEO ON INTERIM BASIS

HOUSTON, TX - Reliant Resources, Inc. (NYSE:RRI) today announced that Steve Letbetter, chairman and chief executive officer, has resigned.

The board of directors has appointed Joel V. Staff, a Reliant board member, to assume Letbetter's responsibilities as chairman and CEO until a new CEO is elected. The company also announced that it has hired Spencer Stuart, a nationally recognized search firm, to begin a search for a permanent CEO.

Staff said, "During this challenging time in the energy industry, Reliant employees have excelled at what they do best - providing outstanding service to Reliant's customers. I am looking forward to serving as Reliant's chairman and CEO and believe that the company is well positioned to deliver a successful future. Reliant is a business with solid underlying value, skilled and dedicated employees, and tremendous potential. Our recently completed refinancing significantly improved the company's financial position, and our core businesses are performing well in a difficult environment with substantial upside as markets improve."

The board of directors expressed their appreciation for Letbetter's service to the company: "Reliant Resources is grateful to Steve for all his contributions in guiding the company during a challenging time in a very dynamic environment. During the past year, Reliant sharpened its strategic focus, restructured its business and solidified its financial position to allow the company to maximize opportunities in today's markets. His hard work and tireless devotion to the business have laid the groundwork for the next stage of the company's evolution."

"Building Reliant Resources has been an outstanding opportunity and a great experience," Letbetter said. "Now, with the company's successful refinancing completed, and after three years at Reliant Resources and many years before that at predecessor companies, I'm ready to pursue new opportunities. With Reliant well positioned for future success, the time is right for a change."

                                     -more-

Joel V. Staff served as chairman, president and chief executive officer of National Oilwell, Inc. from July 1993 to May 2001 and remains a member of its board. Staff was associated with Baker Hughes, Inc., a supplier of reservoir-centered products, services and systems to the oil and gas industry, between 1976 and June of 1993 and served in various financial and general management positions including senior vice president and president of the drilling and production groups. In addition to serving on the board of Reliant Resources, Inc., Staff is a director of Ensco International, Incorporated and a director of National Oilwell, Inc. He holds a Bachelor of Administration degree from The University of Texas at Austin and a Master of Business Administration degree from Texas A&M University - Kingsville. He lives in Houston, Texas.

Steve Letbetter had served as chairman and CEO of Reliant Resources since May 2002 and as chairman, president and CEO since the company's inception in 2000. He also served as chairman, president and CEO of Reliant Energy, Incorporated, the parent corporation of Reliant Resources, from January 2000 until Reliant Resources was spun off from its parent company in late 2002. He had served as president and chief executive officer of the parent company since 1999. He joined Houston Lighting & Power Company in 1974 and held various financial and management positions with increasing responsibility over the years. Letbetter began his career in public accounting after receiving a bachelor's degree in accounting from Texas A&M University.

Reliant Resources, Inc., based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company provides a complete suite of energy products and services to approximately 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, industrial and institutional customers. Its wholesale business includes approximately 22,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. For more information, visit our web site at www.reliantresources.com.

                                      *****

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ from those expressed or implied by forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital and the results of financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #